Exhibit 99.1

Favorable Clinical Trial Results for Ampion™ in Treatment of Osteoarthritis (AIK) Allows Testing as a Monotherapy Against “Standard of Care,” Ahead of Schedule

GREENWOOD VILLAGE, Colo., Oct 26, 2011 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NASDAQ:AMPE—News) (“Ampio” or the “Company”), a company that discovers and develops new uses for previously approved drugs and new molecular entities (“NMEs”), today announced positive results of the Ampion™-In-Knee (AIK) clinical trial.

Michael Macaluso, Chairman of the Board, noted that, “In this first ever trial of Ampion™ in humans the drug was shown to be well tolerated and reduced pain over and above steroids. As a result of this study, Ampion™ will now be tested as a stand-alone therapy, which was not previously permitted by the regulators, and the company is immediately expanding the trial to include two additional arms (Ampion™ alone vs. saline alone). The combined results will enable comparison of Ampion™ directly with the standard of care (lidocaine/steroid) and a placebo control. The completion of this expansion will allow Ampio to augment the data that will be presented to the FDA.”

According to Dr. Vaughan Clift, Chief Regulatory Officer, “Preliminary analysis is presented here in summary. More detailed analyses will follow after the completion of the additional arms. The study was initially approved to evaluate tolerance and occurrence of adverse events. We clearly achieved all of these objectives. As this was the first use in humans, the study was not designed/powered to show statistically significant efficacy.”

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The study conducted in Adelaide, Australia, included patients with moderately severe osteoarthritis of the knee as determined by both clinical and radiological criteria. In one arm 20 patients received lidocaine and steroids (the standard of care) and in another 20 patients received Ampion™, lidocaine and steroids. A third arm did not include lidocaine, but only steroid and Ampion™ in order to assess patient safety and tolerance to Ampion™.

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There were very few moderate to severe adverse events with those subjects receiving the standard of care (Lidocaine/Steroids, 3 patients or 15%) and even fewer in either arm receiving Ampion™ in addition to steroids (0 to 2 patients or 0% to 10%). There were no treatment related adverse events reported.

•	The average baseline Pain Score (Numeric Rating Scale or NRS) was comparable for all groups.

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At each study time point (6 hours, 24 hours, 72 hours) measurements of the difference in pain relief from baseline was greater in the group that included Ampion™, steroids and lidocaine than the group that included only steroids and lidocaine reaching a 37% better improvement at 72 hours for the Ampion™ group. This trend toward efficacy which was more pronounced over time implies that the effect of Ampion™ is not short-lived and maybe even greater than steroids.

Dr. Vaughan Clift also noted that “The observed trend of additional pain relief of Ampion™ on top of the steroids is encouraging and seems to increase with time, which is in keeping with in vitro and anecdotal data. This expansion of the study is aimed at showing that Ampion™ may be a great alternative to steroids. As a biological that our body makes, compared to some chemically synthesized drugs, we are really excited about the possibilities.”

About Ampion™

Ampion™ is a molecule protected by a composition of matter and use patents, is naturally produced by humans in response to injury and is present in commercial human serum albumin (HSA) preparations. Because HSA and blood derived products are currently managed by the Center for Biologics Evaluation and Research division of the FDA, Ampio believes this product will be classified as a biologic.

Ampion™ is a non-steroidal anti-inflammatory drug that appears to have a significant role in the homeostasis of inflammation, so that it has the potential to be used in a broad array of inflammatory conditions which impact millions of patients.

About Ampio

Ampio Pharmaceuticals, Inc. develops innovative proprietary drugs for metabolic disease, eye disease, kidney disease, inflammation, CNS disease, and male sexual dysfunction. The product pipeline includes new uses for previously approved drugs and new molecular entities (“NMEs”). By concentrating on development of new uses for previously approved drugs, approval timelines, costs and risk of clinical failure are reduced because these drugs have strong potential to be safe and effective while their shorter development times can significantly increase near term value. A key strategy includes actively exploring partnership, licensing and other collaboration opportunities to maximize Ampio’s product development programs. For more information about Ampio, please visit our website, www.ampiopharma.com.

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions These forward-looking statements include risks associated with clinical trials, expected results, regulatory approvals, successful commercialization and marketing of Zertane™ and the combination drug in Korea, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contact:

Investor Relations Ampio Pharmaceuticals, Inc. 720-437-6500